EXHIBIT 3.1

ARTICLES OF AMENDMENT TO
THE BYLAWS OF
BRITTON & KOONTZ CAPITAL CORPORATION

Pursuant to the provisions of Section 79-4-10.20 of the Mississippi Business Corporation Act and in accordance with the Bylaws of Britton & Koontz Capital Corporation, the Board of Directors hereby adopts the following Articles of Amendment to the Bylaws of Britton & Koontz Capital Corporation:

ONE:       Section 2.10 of Article II of the Bylaws is hereby amended by deleting “Subject to the provisions of Section 2.12,” at the beginning of such section and capitalizing the word “each” at the beginning of such amended section.

TWO:     Section 2.12 of Article II of the Bylaws is hereby deleted and replaced in its entirety with the following:

   SECTION 2.12.  [Intentionally omitted.]

THREE:  Article V of the Bylaws is hereby deleted and replaced in its entirety with the following:

ARTICLE V.  CAPITAL STOCK

SECTION 5.01.  Issuance of Shares.  The shares of the capital stock of the Corporation may be certificated or uncertificated.  If shares are certificated, or at the request of a holder of uncertificated shares, the Corporation shall cause to be issued to the holder of such shares one or more certificates in such form, not inconsistent with that required by the laws of the State of Mississippi and the Corporation’s Articles of Incorporation, as shall be approved by the Board of Directors.  Each such certificate shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary and shall be attested by the corporate seal, provided, however, that any or all of the signatures on the certificate may be facsimile.  Each such certificate shall specify the number of shares represented by the certificate.  If the stock of the Corporation shall be divided into one or more classes or series, then the class and series of such shares, and the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class or series of such shares and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate (if any) that the Corporation may issue to represent such class or series of shares; provided, however, that in lieu of the foregoing, there may be set forth on the face or back of such certificate (if any) that the Corporation will furnish such information without charge to each stockholder who so requests.

The stock record books and the blank stock certificate books shall be kept by the Secretary or at the office of such transfer agent or agents as the Board of Directors may from time to time determine.  If any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.  The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name, address, number of shares and date of issue.

SECTION 5.02.  Transfer of Shares.  The shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives, who shall furnish proper evidence of authority to the Secretary of the Corporation, and, in the case of shares represented by certificates, upon surrender and cancellation of certificates for a like number of shares.  Upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

SECTION 5.03.  Ownership of Shares.  The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof for all proper corporate purposes, including the voting of the shares at a regular or special meeting of the stockholders and the issuance and payment of dividends on such shares.  Accordingly, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express notice thereof, except as otherwise provided by the laws of the State of Mississippi.

SECTION 5.04.  Lost or Stolen Certificates.  The Board of Directors may determine the conditions upon which a new certificate of stock or uncertificated shares may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed.  The Board of Directors may, in its discretion, require the owner of such certificate or such owner’s legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate or uncertificated shares in the place of the certificate so lost, stolen or destroyed.

SECTION 5.05.  Regulations Regarding Shares.  The Board of Directors shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates and uncertificated shares and, in the case of shares represented by certificates, the replacement of certificates.